Exhibit 10.2

AMENDMENT NO. 1 TO

EQUITY PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 EQUITY PURCHASE AGREEMENT (the “Amendment”) is made as of May 21, 2021, is entered into by and among ESPORTS ENTERTAINMENT GROUP, INC., a Nevada corporation with a registered address at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the “Purchaser”), ggCIRCUIT LLC, a limited liability company incorporated under the laws of Indiana with a registered address at 2303 South Third St., Terre Haute, IN 47802 (“GGC” or the “Company”), and the equity holders of GGC (each such equity holder, a “Seller”, and together the “Sellers”). Each of the Purchaser, GGC and the Sellers are hereinafter referred to individually as a “Party” and, jointly, as the “Parties”.

W I T N E S S E T H

WHEREAS, the Parties have entered into an Equity Purchase Agreement dated as of January 22, 2021 (the “Agreement”) in connection with the sale of all of the issued and outstanding Membership Interests of GGC by the Sellers to the Purchaser; and

WHEREAS, the Parties wish to revise the Agreement to expand Exhibit A thereto, to provide for an additional indemnifiable event by Sellers under Section 10.02, to extend the End Date under Section 9.01(b), to provide for an additional operating expense payment to GGC, to provide for an increase in the percentage of the Purchase Price to be paid in cash, and to change the Stock Payment calculation from a variable formula to a fixed price formula, in the manner provided herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Agreement as follows:

1. Definitions; References; Continuation of Agreement. Unless otherwise specified herein, each term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference, contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby. Except as amended hereby, all terms and provisions of the Agreement shall continue unmodified and remain in full force and effect.

2. Exhibit A. Exhibit A to the Agreement respecting the Key Employees of GGC is hereby amended to read as set forth in the form of Exhibit A attached hereto.

3.  Indemnification. Sections 10.02 and 10.04(e) of the Agreement respecting events requiring indemnification by Sellers are hereby amended to read as follows:

10.02 Indemnification by Sellers. From and for twelve (12) months after the Closing, Sellers shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with: (a) any inaccuracy in or material breach of any representation or warranty of Sellers or GGC as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (b) any inaccuracy in or breach of any representation or warranty of Sellers or GGC as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (c) any breach of any covenant or obligation of Sellers or GGC set forth in this Agreement; (d) any Closing Indebtedness or Acquired Company Transaction Expenses, to the extent not credited against the payment of the Purchase Price by Purchaser; (e) (i) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period or with respect to the portion of any Straddle Period ending on the Closing Date, to the extent not credited against the payment of the Purchase Price by Purchaser and (ii) any Taxes arising out of or related to a Permitted Activity; and (f) the termination of the employment of any Key Employee identified in Exhibit B hereto, either for Cause by the Purchaser or without Good Reason by the Key Employee, within the 12 month period following the Closing (a “Premature Departure”); and provided, however, that in no event shall such Damages be “double counted” for purposes of this Article 10. For purposes of (f) above, the Parties agree that the amount of Damages applicable to a Premature Departure shall vary depending on the Key Employee who is the subject of a Premature Departure as set forth in Exhibit B.

For purposes of (f) above, “Cause” shall mean:

(i)   the Key Employee’s failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)   the Key Employee’s willful failure to comply with any valid and legal directive of his or her superiors;

(iii)   the Key Employee’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Purchaser or its affiliates;

(iv)   the Key Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Key Employee’s employment;

(v)   the Key Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

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(vi)   the Key Employee’s material violation of the Purchaser’s written policies or codes of conduct as such policies may exist from time to time, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vii)   the Key Employee’s willful unauthorized disclosure of Purchaser confidential information.

(viii)   the Key Employee’s breach of any material obligation under this Agreement or any other written agreement between the Key Employee and the Purchaser; or

(ix)   the Key Employee’s engagement in conduct that brings or is reasonably likely to bring the Purchaser negative publicity or into public disgrace, embarrassment, or disrepute.

Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Purchaser shall be conclusively presumed to be done, or omitted to be done, by the Key Employee in good faith and in the best interests of the Purchaser.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Key Employee shall have ten (10) business days from the delivery of written notice by the Purchaser within which to cure any acts constituting Cause; provided however, that, if the Purchaser reasonably expects irreparable injury from a delay of ten (10) business days, the Purchaser may give the Key Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Key Employee ‘s employment without notice and with immediate effect.

For purposes of (f) above, “Good Reason” shall mean the occurrence of any of the following without the Key Employee’s written consent:

(i)   a material reduction in the Key Employee’s base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;

(ii)   a relocation of the Key Employee’s principal place of employment by more than 100 miles;

(iii)   any material breach by the Purchaser of any material provision of this Agreement or any material provision of any other agreement between the Key Employee and the Purchaser;

(iv)   the Purchaser’s failure to obtain an agreement from any successor to the Purchaser to assume and agree to perform this Agreement or any other agreement between the Purchaser and the Key Employee in the same manner and to the same extent that the Purchaser would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

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(v)   a material, adverse change in the Key Employee’s authority, duties, or responsibilities (other than temporarily while the Key Employee is physically or mentally incapacitated or as required by applicable law) taking into account the Purchaser’s size, status as a public company, and capitalization as of the date of this Agreement; or

(vi)   a material adverse change in the reporting structure applicable to the Key Employee.

The Key Employee cannot terminate employment for Good Reason unless the Key Employee has provided written notice to the Purchaser of the existence of the circumstances providing grounds for termination for Good Reason within 5 days of the initial existence of such grounds and the Purchaser has had at least 14 days from the date on which such notice is provided to cure such circumstances. If the Key Employee does not terminate employment for Good Reason within 5 days after the first occurrence of the applicable grounds, then the Key Employee will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

10.04 (e) At the Closing Sellers shall deposit, from the Cash Payment, the amount equal to ten (10%) of the Purchase Price (the “Indemnity Escrow”) with Lucosky Brookman LLP (or such other person mutually agreed to by Purchaser and Sellers), as escrow agent, in accordance with the terms and conditions of an escrow agreement dated the date of Closing, in form and substance substantially similar to Exhibit D attached hereto (the “Escrow Agreement”), as security for any obligations of the Sellers for Damages, after application of Section 10.04(d), and which shall include provision for releasing of the Indemnity Escrow, or such portion thereof remaining after any payments for Damages, to the Sellers. Provided no claims have been made pursuant to Section 10.02 within the six month period following the Closing Date, fifty percent (50%) of the Indemnity Escrow shall be released to the Sellers on the date that is six (6) months after the Closing Date. Notwithstanding the foregoing, if the release of part of the Indemnity Escrow after six months, as provided in the preceding sentence, would result in the amount remaining in the Indemnity Escrow being less than $1,200,000,then the amount released shall be reduced such that $1,200,000 remains in the Indemnity Escrow. Provided no claims have been made pursuant to Section 10.02 and remain unresolved within the twelve month period following the Closing Date, the balance of the Indemnity Escrow shall be released to the Sellers on the date that is twelve (12) months after the Closing Date. For purposes of this Section 10.04(e) and the determination of the amount of the Indemnity Escrow, the deposit amount shall be 10% of the sum of $15,000,000 plus the number of shares constituting the Stock Payment (830,189 shares) multiplied by the volume weighted average price (“VWAP”) of Purchaser’s common stock on Nasdaq on the trading day immediately prior to the Closing Date. By way of example if the VWAP for Purchaser’s common stock on the trading day immediately prior to Closing is $12, the amount of the Indemnity Escrow will be 10% of $15,000,000 plus 830,189 multiplied by $12 ($9,962,268) or 10% of $24,962,268 which is $2,496,226.

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4. End Date. Section 9.01(b) of the Agreement is hereby amended to read as follows:

9.01 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing (notwithstanding the Required Equity Holders Approval):

(b)by Sellers or Purchaser, if the Closing has not occurred on or before June 3, 2021 or such later date as may be mutually agreed to by the Parties (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

5. Seller Loan. The definition of Seller Loan in the Agreement is hereby amended to take into account the revised End Date and to read as follows:

“Seller Loan” means the loans in the aggregate principal amount of $600,000 made by Purchaser to GGC in four installments (the “Installments”) on each of September 21,2020 ($150,000), October 15, 2020 (210,000), November 18,2020 ($90,000) and December 18,2020 ($150,000). The Instalments shall be evidenced by zero-interest Promissory Notes, in the form of Exhibit C hereto (each a “Note”). In the event (i) either GGC, the Sellers or the Purchaser terminates the Transaction because the aggregate valuation set forth in the Fairness Opinion for GGC and Helix Holdings, LLC is not equal to or greater than $43,000,000 , then $210,000 of the Seller Loan which has been advanced to GGC as of the date of such termination will be forgiven in its entirety and GGC shall be permitted to retain such forgiven principal advances; or (ii) the Purchaser terminates the Transaction and does not pay the Purchase Price to the Sellers and the Purchaser does not have Cause (as defined below) for such termination and non- payment, then 75% of the outstanding amount of the Seller Loan which has been advanced to GGC as of the date of termination will be forgiven in its entirety and GGC shall be permitted to retain such forgiven principal advances, provided however, if both (i) and (ii) apply to Purchaser’s termination, GGC shall obtain forgiveness in the amount of (ii).The remaining balance of the outstanding amount of the Seller Loan will remain due and owing by GGC to the Purchaser, to be repaid upon the earlier of (i) the consummation of a debt or equity financing in the aggregate amount of not less than $3 million by an Acquired Company and (ii) 12 months following the date of each advance, subject to the terms and conditions provided in the Note. In connection with the forgoing, Seller Loan forgiveness shall be allocated to each Note in proportion to amount. In the alternative, upon the Closing, the loan advances shall be applied to the Purchase Price paid to each Seller and shall be offset against the cash amounts owing by the Purchaser to each Seller. “Cause” shall mean (i) evidence that GGC cannot complete a PCAOB audit or review of financial statements because of fraud or material accounting errors;(ii) material misstatements or misrepresentations made by the Sellers following the date hereof and prior to the Closing of the Transaction, (iii) the failure by the Sellers to provide the Purchaser with the due diligence materials necessary or advisable to properly evaluate the business of GGC, which failure remains uncorrected for 10 days after written notice thereof is provided by the Purchaser to the Sellers, (iv) a Material Adverse Effect on the business of GGC occurs following the date hereof and prior to Closing , (v) a significant and material breach by Sellers or GGC of the October 22, 2020 Amended and Restated Letter of Intent among the Purchaser, the Sellers and the equity holders of ggCircuit LLC, or (vi) the Sellers’ unwillingness to deliver such items to the Purchaser as are set forth in this Agreement and are necessary in order to permit the Closing . In the event Sellers or GGC terminate the Transaction for any reason other than by reason of (i) above relating to the Fairness Opinion or Purchaser terminates the Transaction for Cause, the entire amount of the Seller Loan shall be repayable in the same manner provided above with regard to the unforgiven amounts of the Seller Loan. Notwithstanding the foregoing, if the Transaction is terminated because a Closing does not take place on or prior to June 3, 2021, 50% of the outstanding amount of the Seller Loan which has been advanced to GGC as of the date of termination will be forgiven in its entirety and GGC shall be permitted to retain such forgiven principal advances and 50% of the outstanding amount of the Seller Loan shall be repayable to Purchaser in the manner provided above.

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6.  Stock Payment. Section 2.01(c) of the Agreement is hereby amended to read as follows:

(c) $11,000,000 of the Purchase Price shall be payable to the Sellers in shares of Purchaser’s common stock valued at $13.25 per share (830,189 shares) (the “Stock Payment”) and $15,000,000 of the Purchase Price shall be payable to the Sellers in cash (the “Cash Payment”). The certificates for the common stock of Purchaser representing the Stock Payment shall bear the following Securities Act restrictive legend: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTIONS AND HAVE BEEN OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER SECURITIES LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE ACT AND SUCH OTHER LAWS OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT AND SUCH OTHER LAWS IS AVAILABLE.

7.    Purchase Price. The definition of Purchase Price in the Agreement is hereby amended to read as follows:

“Purchase Price” means the aggregate purchase price for the Membership Units of $26,000,000 to be paid by Purchaser to Sellers. The Purchase Price shall consist of a $15,000,000 Cash Payment (which shall be subject to certain credits as provided in the Agreement) and a Stock Payment of 830,189 shares at $13.25 per share.

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8.   Additional Operating Expenses. Section 6.08 is hereby added to the Agreement to read as follows:

6.08   Additional Operating Expenses. Upon execution of the Amendment to this Agreement, Purchaser shall pay to GGC the sum of $100,000 to cover costs of operations prior to Closing. If Closing does not take place on or prior to June 1, 2021, Purchaser shall pay to GGC an additional $100,000. Such amounts are not repayable by GGC irrespective of if or when Closing takes place.

9.   Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.  Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

(Signature page to follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

ESPORTS ENTERTAINMENT GROUP, INC.

By:	/s/ Grant Johnson
Name:	Grant Johnson
Title:	Chief Executive Officer

ggCIRCUIT LLC

By:	/s/ Zachary W. Johnson
Name:	Zachary W. Johnson
Title:	Chief Executive Officer

SELLERS:

/s/ Zachary W. Johnson
Zachary W. Johnson

/s/ Mark Nielsen
Mark Nielsen

/s/ Chris Magee
Chris Magee

GGCircuit Holdings, LLC

By:	/s/ Murphy Vandervelde
Name:	Murphy Vandervelde
Title:	Managing Member

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EXHIBIT A

Key Employees

Name	Material Terms of Employment Arrangement

Zachary W. Johnson	Employee through June 30, 2021 under the terms of his current employment agreement, compensated at an annual salary of $150,000. Commencing July 1, 2021, he will provide services to Purchaser as governed by an independent contractor agreement.

Chris Magee	Will provide services to Purchaser through a services agreement with Velocity 42 Limited, subject to the claw back provisions detailed in Section 10.02 of this Agreement, as amended.

Andy Finlay	Will provide services to Purchaser through a services agreement with Velocity 42 Limited, subject to the claw back provisions detailed in Section 10.02 of this Agreement, as amended.

Ross McClintock	Will provide services to Purchaser through a services agreement with Velocity 42 Limited, subject to the claw back provisions detailed in Section 10.02 of this Agreement, as amended.

Brian Wyrick	Will continue employment under the terms of his current employment agreement, subject to a non-competition agreement with Purchaser, and compensated at an annual salary of $120,000.

Jason McIntosh	Will continue employment under the terms of his current employment agreement, subject to a non-competition agreement with Purchaser, and compensated at an annual salary of $134,000.

Michael Winger	Will continue employment under the terms of his current employment agreement, subject to a non-competition agreement with Purchaser, and compensated at an annual salary of $96,000.

William Patterson	Will continue employment under the terms of his current employment agreement, subject to a non-competition agreement with Purchaser, and compensated at an annual salary of $70,000.

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EXHIBIT B

Key Employees Whose Premature Departure Would Trigger Indemnifiable Damages Under Section 10.02(f)

Name	Damage Amount

Chris Magee	$1,000,000

Ross McClintock	$100,000

Andy Finlay	$100,000

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